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                                                                    EXHIBIT 6(a)

INDEPENDENT AUDITORS' CONSENT

Pacific Life Insurance Company:

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-20355 on Form S-6 of our report dated February 5, 1999 related to the financial statements of Pacific Select Exec Separate Account as of December 31, 1998 and for each of the two years in the period then ended and of our report dated February 22, 1999, related to the consolidated financial statements of Pacific Life Insurance Company and subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 appearing in the Prospectus of Pacific Select Estate Preserver II, which is a part of such Registration Statement.

We also consent to the reference to us under the heading "Independent Auditors" appearing in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
    DELOITTE & TOUCHE LLP

Costa Mesa, California
April 27, 1999